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                                                                    EXHIBIT 12.1


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                       Six months ended June 30                Year Ended December 31
                                                          1999      1998            1998     1997      1996       1995     1994
                                                          ----      ----            ----     ----      ----       ----     ----
                                                                          (dollars in thousands, except per share date)
Earnings:
                  Pre-tax earnings from operations        2,421     2,145           4,861     3,539     2,733     2,045    1,608
                  Fixed charges                           6,777     5,787          12,576     8,992     5,814     5,091    2,770

    Earnings as adjusted (A)                              9,198     7,932          17,437    12,531     8,547     7,136    4,378


Fixed charges:
                  Rent Expense (B)                          367       349             707       410       245       204      200
                  Interest expense on deposits (C)        6,248     5,438          11,802     8,579     5,554     4,887    2,570
                  Interest expense on borrowings (D)        162        --              67         3        15        --       --

Ratio of earnings to fixed charges
                  (A) divided by (B)+(C)+(D)               1.36      1.37            1.39      1.39      1.47      1.40     1.58
                  (A)-(C) divided by (B)+(D)               5.58      7.15            7.28      9.57     11.51     11.02     9.04
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